Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Press Release

Jack in the Box Inc. Names Lance Tucker as its Chief Executive Officer

Tucker, who will also serve on the company’s board of directors, had served as interim CEO since February 2025

SAN DIEGO, Calif. April 2, 2025 – Jack in the Box Inc. (NASDAQ: JACK) and its Board of Directors announced Lance Tucker as the permanent Chief Executive Officer for Jack in the Box, where he will also serve on the company’s board of directors.
Tucker served as interim CEO since February 2025 after being hired as chief financial officer for the company in November 2024, which followed a previous tenure as CFO of Jack in the Box from March 2018 to September 2020.
“Lance brings decades of experience within the restaurant industry as well as a financial mind into the CEO role that is well-timed to match with the company's current priorities,” said Dave Goebel, Jack in the Box Chairman of the Board. “We are confident that Lance will position our company to perform at high levels, and drive returns that shareholders expect from our iconic brands and profitable business model.”
“I am thrilled to have the confidence of the Board, as well as our talented leadership team, to lean on the many strong fundamentals already in place to help restore Jack in the Box as a shareholder success story,” said Tucker. “While there are many priorities to address quickly – including capital allocation, free cash flow acceleration and returning the business to an asset light model – I know our talented corporate team and dedicated franchise operators will work together to position our brands for a very successful future.”
Dawn Hooper will continue to serve as interim principal financial officer until a permanent CFO is named. Tucker will assume permanent CEO duties immediately.

Exhibit 99.1
About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.